As filed with the Securities and Exchange Commission on March 6, 2019

Registration No. 333-202916

Registration No. 333-191168

Registration No. 333-180319

Registration No. 333-157561

Registration No. 333-156370

Registration No. 333-152077

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-202916)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-191168)

POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-180319)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-157561)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-156370)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-152077)

To

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VALLEY NATIONAL BANCORP

(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation or organization)	22-2477875 (I.R.S. Employer Identification Number)

1455 Valley Road

Wayne, New Jersey 07470
(973) 305-8800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ronald H. Janis

General Counsel and Senior Executive Vice President

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

(973) 305-8800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Michael T. Rave, Esq.
Day Pitney LLP
One Jefferson Road
Parsippany, New Jersey 07054
(973) 966-6300

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment removes from registration those securities that remain unsold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Non-accelerated filer ☐
Accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Valley National Bancorp (the “Company”) is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (“Registration Statements”), which have been previously filed with the Securities and Exchange Commission (“SEC”), to deregister any and all securities registered but unsold or otherwise unissued under each such registration statement as of the date hereof:

•	Registration Statement No. 333-202916, filed with the SEC on March 20, 2015, registering an indeterminate amount of the Company’s Common Stock, no par value, Preferred Stock, no par value, Debt Securities, Depository Shares, Warrants and Units.

•	Registration Statement No. 333-191168, filed with the SEC on September 13, 2013, registering an indeterminate amount of the Company’s Subordinated Debt Securities.

•	Registration Statement No. 333-180319, filed with the SEC on March 23, 2012, as amended by Post-Effective Amendment No. 1, filed with the SEC on June 25, 2013, registering an indeterminate amount of the Company’s Common Stock, no par value, Preferred Stock, no par value, Debt Securities, Depository Shares, Warrants and Units.

•	Registration Statement No. 333-157561, filed with the SEC on February 27, 2009, registering an indeterminate amount of the Company’s Common Stock, no par value, Preferred Stock, no par value, Warrants and Units.

•	Registration Statement No. 333-156370, filed with the SEC on December 19, 2008, registering 300,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value, a Warrant for the purchase of 2,297,090 shares of the Company’s Common Stock, no par value, and the 2,297,090 shares of the Company’s Common Stock, no par value, issuable upon the exercise of such Warrant.

•	Registration Statement No. 333-152077, filed with the SEC on July 2, 2008, registering 917,935 shares of the Company’s Common Stock, no par value.

 The Company has terminated all further offers and sales of the Company’s securities registered pursuant to the Registration Statements. By filing these Post-Effective Amendments, the Company hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Company in Part II of each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wayne, State of New Jersey, on March 6, 2019.

VALLEY NATIONAL BANCORP

Date: March 6, 2019	By:	/s/ Ronald H. Janis
Ronald H. Janis
Senior Executive Vice President and General Counsel

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.